Savient Pharmaceuticals Reports Second Quarter and Year-to-Date 2007 Financial Results
Three months ended June 30, 2007
Six months ended June 30, 2007
RECENT OPERATIONAL HIGHLIGHTS
CONFERENCE CALL
ABOUT SAVIENT PHARMACEUTICALS, INC.
FORWARD-LOOKING LANGUAGE

Contact:	Contact:
Mary Coleman	Lippert/Heilshorn & Associates
Savient Pharmaceuticals, Inc.	Anne Marie Fields
information@savient.com	afields@lhai.com
(732) 418-9300	(212) 838-3777
Savient Pharmaceuticals Reports Second Quarter and
Year-to-Date 2007 Financial Results
EAST BRUNSWICK, N.J. — July 31, 2007 — Savient Pharmaceuticals, Inc. (NASDAQ: SVNT) today reported financial results for the three and six months ended June 30, 2007. The Company ended the second quarter with a net loss of $9.6 million, or $0.18 per basic and diluted share on total revenues of $3.1 million compared with net income of $3.2 million, or $0.05 per basic and diluted share on total revenues of $13.9 million for the same period in 2006. The company ended the quarter with $163.7 million in cash and investments.
“The second quarter of 2007 has been one of solid execution,” commented Christopher Clement, president and chief executive officer of Savient. “We continue to advance our Phase 3 clinical program for Puricase®, which is currently being developed for the control of elevated levels of uric acid in the blood, or hyperuricemia, in patients with symptomatic gout in whom conventional treatment is contraindicated or has been shown to be ineffective. Our strong cash position continues to allow us to execute on our core objective of completing the Puricase clinical program and reporting top-line results by year-end. We remain confident of the opportunities that lie ahead with Puricase as we move forward into the second part of this year.”
Three months ended June 30, 2007
Total revenues for the second quarter of 2007 were $3.1 million, compared with $13.9 million for the second quarter of 2006, a decrease of $10.8 million due to generic competition in 2007 for Oxandrin®, the Company’s product to promote weight gain following involuntary weight loss.
Research and development expenses for the second quarter of 2007 were $11.2 million compared with $4.2 million for the second quarter of 2006, an increase of $7.0 million. This increase was primarily due to activities related to Puricase including the Phase 3 clinical trials, the open label extension clinical trial and manufacturing validation expenses.
Selling, general and administrative expenses for the second quarter of 2007 were $7.1 million compared with $8.5 million for the second quarter of 2006, a decrease of $1.4 million. This decrease was primarily due to a reduction in Oxandrin promotional activities and termination of our Oxandrin sales force in the beginning of 2007 due to the generic competition, and a reduction in financial and financial compliance consulting activities.
The Company ended the second quarter of 2007 with $163.7 million in cash and short-term investments, decreases of $11.2 million and $15.7 million, from the prior quarter and December 31, 2006 year-end balances, respectively.

Six months ended June 30, 2007
Total revenues for the first six months of 2007 were $9.6 million, compared with $23.4 million for the same period of 2006, a decrease of $13.8 million primarily due to generic competition in 2007 for Oxandrin.
Research and development expenses for the first six months of 2007 were $24.0 million compared with $7.4 million for the same period of 2006, an increase of $16.6 million. This increase was primarily due to clinical trial expenses and manufacturing activities related to Puricase.
Selling, general and administrative expenses for the first six months of 2007 were $14.5 million compared with $19.3 million for the first six months of 2006, a decrease of $4.8 million. This decrease was primarily due to a reduction in Oxandrin promotional activities and termination of our Oxandrin sales force in the beginning of 2007 due to the generic competition, and a reduction in financial and financial compliance consulting activities.
The six-month net loss was $17.5 million or $0.33 per basic and diluted share compared with net income of $7.2 million, or $0.11 per basic and diluted share for the first six months of 2006.
RECENT OPERATIONAL HIGHLIGHTS
•	Continued progress of our Puricase Phase 3 trials; administration of over 2000 infusions.

•	More than half of the patients in the Phase 3 trials have completed to date.

•	To date, virtually all Phase 3 completed patients have asked to enroll into the Open Label Extension program.

•	Completed fill and finish operations of API bulk materials from the three validation batches, necessary to support the BLA.

•	Presented two gout-related abstracts for poster presentation at the recent European League Against Rheumatism (EULAR) 2007 Annual Congress with two additional abstracts accepted for publication on-line.
CONFERENCE CALL
Savient will host a live web cast to review second quarter 2007 results on August 1, 2007 at 10:00 a.m. EST. Both the live and archived web cast can be accessed from the Investor Relations page of Savient’s website at www.savientpharma.com. A digital recording of the web cast will be available following the conclusion of the call and will be archived for thirty days. To access the recording, use the Dial-In Number and the Conference ID listed below.
Dial: (800) 642-1687 (domestic) or (706) 645-9291 (international)
Conf ID: 7348860
ABOUT SAVIENT PHARMACEUTICALS, INC.
Savient Pharmaceuticals is a biopharmaceutical company engaged in developing and distributing pharmaceutical products that target unmet medical needs in both niche and broader markets. The Company’s lead product development candidate, Puricase® for treatment failure gout, has reported positive Phase 1 and 2 clinical data;

patient dosing in Phase 3 clinical studies began in May 2006 with patient enrollment completed in March 2007. Savient’s experienced management team is committed to advancing its pipeline and expanding its product portfolio by in-licensing late-stage compounds and exploring co-promotion and co-development opportunities that fit the Company’s expertise in specialty pharmaceuticals and biopharmaceuticals with an initial focus in rheumatology. Savient also manufactures and supplies Oxandrin® (oxandrolone tablets, USP) CIII in the U.S. Puricase is a registered trademark of Mountain View Pharmaceuticals, Inc. Further information on Savient can be accessed by visiting: http://www.savient.com.
FORWARD-LOOKING LANGUAGE
This news release contains forward-looking statements that are subject to certain risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in such statements. These risks, trends and uncertainties are in some instances beyond Savient’s control. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will” and other similar expressions help identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements involve substantial risks and uncertainties and are based on current expectations, assumptions, estimates and projections about Savient’s business and the biopharmaceutical and specialty pharmaceutical industries in which Savient operates. Such risks and uncertainties include, but are not limited to, Savient’s stock price and market conditions, delay or failure in developing Puricase® and other product candidates, difficulties of expanding Savient’s product portfolio through in-licensing, introduction of generic competition for Oxandrin®, fluctuations in buying patterns of wholesalers, potential future returns of Oxandrin or other products, Savient’s continuing to incur substantial net losses for the foreseeable future, difficulties in obtaining financing, potential development of alternative technologies or more effective products by competitors, reliance on third-parties to manufacture, market and distribute many of Savient’s products, (economic, political and other risks associated with foreign operations) risks of maintaining protection for Savient’s intellectual property, risks of an adverse determination in ongoing or future intellectual property litigation, and risks associated with stringent government regulation of the biopharmaceutical industry. Savient may not actually achieve the plans, intentions or expectations disclosed in Savient’s forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that Savient makes. Stockholders should not place undue reliance on the forward-looking statements, which speak only as to the date of this press release. Savient’s forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments that Savient may make. Except as required by law, Savient does not assume any obligation to update any forward-looking statements.
SVNT-I
(Tables to Follow)
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SAVIENT PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share data)

	June 30,	December 31,
	2007	2006
Assets:
Current Assets:
Cash, cash equivalents and short-term investments	$163,691	$179,396
Accounts receivable, net	3,308	3,517
Notes receivable	630	644
Inventories, net	3,262	4,203
Recoverable income taxes	7,462	—
Prepaid expenses and other current assets	4,261	7,098

Total current assets	182,614	194,858

Non-current assets:
Property and equipment, net	1,531	1,139
Other assets	1,280	1,896

Total assets	$185,425	$197,893

Liabilities And Stockholders’ Equity:
Current Liabilities:
Accounts payable	$2,695	$4,552
Deferred revenue	1,309	416
Other current liabilities	12,781	15,196

Total current liabilities	16,785	20,164

Other liabilities	5,160	43
Commitments and contingencies
Stockholders’ Equity:
Preferred stock — $.01 par value 4,000,000 shares authorized; no shares issued	—	—
Common stock — $.01 par value 150,000,000 shares authorized; 53,327,000 shares issued and outstanding at June 30, 2007 and 52,309,000 shares issued and outstanding at December 31, 2006	533	523
Additional paid in capital	196,665	189,496
Accumulated deficit	(36,252)	(14,316)
Accumulated other comprehensive income	2,534	1,983

Total stockholders’ equity	163,480	177,686

Total liabilities and stockholders’ equity	$185,425	$197,893

SAVIENT PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenues:
Product sales, net	$3,098	$13,760	$9,479	$23,263
Other revenues	31	100	76	100

	3,129	13,860	9,555	23,363

Cost and expenses:
Costs of goods sold	645	1,361	289	2,219
Research and development	11,194	4,166	24,018	7,414
Selling, general and administrative	7,108	8,539	14,529	19,279
Commissions and royalties	—	4	—	5

	18,947	14,070	38,836	28,917

Operating loss from continuing operations	(15,818)	(210)	(29,281)	(5,554)
Investment income	2,300	916	4,670	1,806
Other income (expense), net	(165)	465	(331)	8,297

Income (loss) from continuing operations before income taxes	(13,683)	1,171	(24,942)	4,549
Income tax expense (benefit)	(4,050)	(35)	(7,467)	4

Income (loss) from continuing operations	(9,633)	1,206	(17,475)	4,545
Income from discontinued operations, net of income taxes	—	2,036	—	2,675

Net income (loss)	$(9,633)	$3,242	$(17,475)	$7,220

Earnings (loss) per common share, from continuing operations:
Basic	$(0.18)	$0.02	$(0.33)	$0.07

Diluted	$(0.18)	$0.02	$(0.33)	$0.07

Earnings per common share, from discontinued operations:
Basic	$—	$0.03	$—	$0.04

Diluted	$—	$0.03	$—	$0.04

Earnings (loss) per common share:
Basic	$(0.18)	$0.05	$(0.33)	$0.11

Diluted	$(0.18)	$0.05	$(0.33)	$0.11

Weighted average number of common and common equivalent shares:
Basic	52,419	61,358	52,209	61,286
Diluted	52,419	62,456	52,209	62,216